MATTHEWS, CARTER AND BOYCE, P.C.
CERTIFIED PUBLIC ACCOUNTANTS

Independent Accountants' Report

To the Board of Directors
Allied Capital Corporation

We have examined management's assertion about Allied Capital Corporation's compliance with the minimum servicing standards identified in the Mortgage Bankers
Association of America's Uniform Single Attestation Program for Mortgage Bankers
(USAP) as of and for the year ended December 31, 2004 included in the accompanying management assertion. Management is responsible for Allied Capital Corporation's compliance with those applicable minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American
Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Allied Capital Corporation's compliance with the applicable minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Allied
Capital Corporation's compliance with the applicable minimum servicing standards.

In our opinion, management's assertion that Allied Capital Corporation, in its capacity as
Special Servicer, complied with the aforementioned applicable minimum servicing standards as of and for the year ended December 31, 2004 is fairly stated, in all material respects, as set forth in the criteria attached.

MATTHEWS, CARTER AND BOYCE

March 8, 2005

11320 Random Hills Road . Suite 600 . Fairfax, Virginia 22030-7427 . TEL: 703-218-3600 . FAX: 703-218-1808